PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)         REGISTRATION NO.  333-43766


                               [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Software HOLDRS" section of the base prospectus shall be replaced with the following:

                                                         Share       Primary
         Name of Company                     Ticker     Amounts  Trading Market
---------------------------------------      ------     -------  --------------
Adobe Systems Incorporated(1)                 ADBE        12         NASDAQ
BMC Software, Inc.                            BMC          7          NYSE
Check Point Software Technologies Ltd.        CHKP         6         NASDAQ
Computer Associates International, Inc.        CA         17          NYSE
Intuit Inc.                                   INTU         6         NASDAQ
Macromedia, Inc.                              MACR         1         NASDAQ
Mercury Interactive Corporation               MERQ         2         NASDAQ
Micromuse Inc.                                MUSE         2         NASDAQ
Microsoft Corporation                         MSFT        30         NASDAQ
Nuance Communications Inc.                    NUAN         1         NASDAQ
Openwave Systems Inc.                         OPWV      0.6667       NASDAQ
Oracle Corporation                            ORCL        24         NASDAQ
SAP AG-preference shares *                    SAP         16          NYSE
Sapient Corporation                           SAPE         3         NASDAQ
Siebel Systems, Inc.                          SEBL         8         NASDAQ
TIBCO Software Inc.                           TIBX         5         NASDAQ
Veritas Software Corporation                  VRTS         7         NASDAQ
----------------------------------------

(1)  As a result of a 2 for 1 stock split of Adobe Systems Incorporated (NASDAQ:
     "ADBE") on May 27, 2005, the number of shares of Adobe Systems Incorporated represented by each 100 round lot of Software HOLDRS has been increased from 6 shares to 12 shares.

*The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.